Exhibit 10.13
*** Certain identified information has been omitted from this exhibit because it is both (i) not material and (ii) of the type that the Registrant treats as private or confidential. Such omitted information is indicated by brackets (“[…***…]”) in this exhibit. ***
LICENSE AGREEMENT
This License Agreement (this “Agreement”), dated October 1, 2014 is made between Harman International Industries, Incorporated, a Delaware corporation (together with its direct and indirect subsidiaries, “Harman”), and B&W Group Ltd., a corporation organized and existing under the laws of England and Wales (together with its direct and indirect subsidiaries, “Bowers”), and supercedes and replaces in its entirety the License Agreement dated April 21, 2008 between Harman and Bowers (the “Original Agreement”). Throughout this Agreement each of Bowers and Harman are sometimes referred to as a “Party” and collectively as the “Parties.”

BACKGROUND
A.Bowers designs, manufactures, markets, and sells loudspeakers for home theatre, hi-fi, and iPod® applications under the “Bowers & Wilkins” brand name, music and home theatre systems under the “Classé” brand name.
B.Bowers has extensive experience and expertise in designing, manufacturing, marketing, and selling high-quality audio equipment, including loudspeakers, power amplifiers, preamplifiers, integrated amplifiers, DVD players, CD players, home theater systems, receivers, tuners, surround sound processors, and related products.
C.Bowers has developed the innovative technologies listed in Schedule C, as such list may be supplemented from time to time by Bowers, by notice in writing to Harman (the “Bowers Technology”).
D.Bowers is the owner of the trademarks listed in Schedule A (the “Bowers Marks”), which are used in connection with its products.
E.Bowers wishes to expand its participation in the automotive original equipment manufacturer market (the “OEM Market”).
F.Harman has extensive experience and expertise in designing, manufacturing, marketing, and selling audio and infotainment systems in the OEM Market.
G.Bowers and Harman have determined that they can expand opportunities in the OEM Market for both companies through a licensing arrangement that combines the Bowers Technology and the Bowers Marks with Harman’s expertise and experience in the OEM Market.
H.Accordingly, Bowers and Harman have agreed that:
1.Bowers will license the Bowers Technology and the Bowers Marks to Harman for use in the OEM Market;
2.Harman will be responsible for designing, manufacturing, marketing and selling audio and infotainment systems bearing the Bowers Marks in the OEM Market; and
3.Bowers will provide technical assistance to Harman.
I.Pursuant to the terms of the Original Agreement, Harman has previously paid Bowers a sum total of […***…] in exchange for the rights granted to Harman under the Original Agreement (the “Lump Sum Payment”).
J.Bowers and Harman wish to enter into this Agreement to provide for the terms and conditions of their licensing arrangement for the OEM Market.

OPERATION SECTIONS

Article I
DEFINITIONS
1.1     For the purposes of this Agreement, the following terms have the following meanings.
“Agreement” is defined in the introductory paragraph.
“Approved OEMs” means […***…] and any other OEM brand or nameplate designated as an “Approved OEM” by the written agreement of Bowers and Harman.
“Bowers” is defined in the introductory paragraph.
“Bowers Contracts” is defined in Section 10.1(d)(iii).
“Bowers Improvements” is defined in Section.5.2.
“Bowers Marks” is defined in paragraph D of the BACKGROUND.
“Bowers Consumer Product” means any product (including personal headphones, home hi-fi systems and home theatre systems) which bears any of the Bowers Marks, and which is made by Bowers, or by a third party or parties under sub-license from Bowers, but which is not developed for the Field of Use, or which is sold outside the Field of Use.
“Bowers Product” means any product which includes any of the Bowers Technology and/or bears any of the Bowers Marks, and which is made by Harman pursuant to this Agreement, or by a third party to whom Harman has granted a sub-license in accordance with this Agreement, but, for the avoidance of doubt, excluding Bowers Consumer Products.
“Bowers Technology” is defined in paragraph C of the BACKGROUND.
“Change in Control” is defined in Section 11.1(c).
“Confidential Information” is defined in Section 8.1.
“Effective Date” means October 1, 2014.
“Field of Use” means the OEM Market
“Harman” is defined in the introductory paragraph.
“Harman Contracts” is defined in Section 10.5(d)(iii).
“Harman Improvements” is defined in Section 5.1.
“Harman Products” is defined in Section 2.3.
“Improvements” mean inventions, discoveries, know-how, confidential information, and data developed during the Term which embody and are derived from the Licensed IP.
“License” is defined in Section 3.1.
“Licensed IP” means the Trademark Rights and such of the following intellectual property rights held by Bowers relating to the Bowers Products as are required by Harman for the performance of its obligations under this Agreement: Patents, inventions, copyrightable material, trade secrets, software (in source code and object code form), software documentation, algorithms, know-how, confidential information, and other technical information, including intellectual property as aforesaid held by Bowers under license, and including such intellectual property as aforesaid now in existence or developed by Bowers after the date of this Agreement.
“Net Sales” means (X) total sales of Units less (Y) the sum of (1) returns of Units and (2) sales of Units for which payment has not been received within twelve months of the date of invoice.
“Non-Transferable” means lacking the ability to he subsequently transferred by assignment or sublicense.
“OEM” means an automotive original equipment manufacturer.
“OEM Market” is defined in paragraph E of the BACKGROUND.
“Party” is defined in the introductory paragraph.
“Patents” means patents and patent applications, including divisional applications.
“Quarter” means a quarter-year, ending on September 30, December 31, March 31, and June 30 respectively in each Year.
“Royalties” is defined in Section 4.1.
“Selling Price” means the net selling price of a Unit shown on Harman’s invoice and does not include taxes, shipping charges, costs of packaging, or other similar charges.
“Trademark Rights” means the Bowers Marks; any applications filed and registrations issued with respect to the Bowers Marks in any US or foreign jurisdiction, and any rights as privileges provided with respect to the Bowers Marks under the laws of any US or foreign jurisdiction, including trademark and unfair competition laws.
“Transfer” is defined in Section 11.1.
“Unit” means any device, component, assembly, module, or system that incorporates the Licensed IP and/or the Bowers Technology, and/or that bears one or more of the Bowers Marks, All devices, components, assemblies, modules, or systems installed in a single vehicle will count as one Unit, so that no vehicle can contain more than one Unit.
“World-wide” means all countries of the world.
“Year” means each year from the Effective Date until the day before the following anniversary of the Effective Date.

1.2     Construction and Interpretation.
(a)The Parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party because that Party drafted any of the provisions of this Agreement.
(b)Each definition in this Agreement includes the singular and the plural, and references to any gender include the other genders where appropriate,
(c)Any reference to any federal, slate, local or foreign statute or law also refers to all rules and regulations promulgated under such statute or law, unless the context requires otherwise. References to any statute or regulation mean the statute or regulation as amended at the time and include any successor legislation or regulation.

(d)The word “including” means “including but not limited to”. The word “or” is not exclusive. The headings to the Articles and Sections are for convenience of reference and may not be interpreted or construed to affect the meaning or interpretation of this Agreement.
(e)References to Articles, Sections, Exhibits and Schedules mean the Articles, Sections, Exhibits and Schedules of this Agreement. The Exhibits and Schedules are incorporated by reference into this Agreement and are a part of this Agreement.
(f)All references to dollar amounts in this Agreement are references to United States Dollars.
(g)In computing any time period provided for in this Agreement, the first day of the time period will not be counted but the last day of the time period will be counted. Any action required to be taken on a particular day must be taken before 5:00 pm, Eastern Time, on that day. For example, if an action were required to be taken within ten days after June 30, the first day to be counted would be July 1 and the action would be required to be taken before 5:00 pm, Eastern Daylight Time, on July 10. Any reference in this Agreement to “days” means calendar days, unless the provision in question specifically provides otherwise.
(h)The term “license” includes the term “sublicense,” so that any reference to a license in this Agreement will be read to mean either a license or a sublicense.
(i)The term “person” means any natural or artificial person and includes any corporation, partnership, limited partnership, limited liability company, association, unincorporated organization, or other business organization, the trustee of a trust, and any government or governmental unit, agency, or subdivision.
Article II
RIGHTS IN OEM MARKET
2.1     Rights to Bowers Technology and Marks.
(a)General. Bowers appoints Harman as its exclusive representative World-wide for the Bowers Products within the OEM Market. As described in this Agreement, Harman will have the exclusive right to use the Bowers Technology and the Licensed IP in conjunction with the Bowers Products in the OEM Market. Harman will be responsible for marketing, developing, designing, manufacturing, and selling Bowers Products in the OEM Market. Bowers will provide technical, commercial, and marketing assistance as reasonably requested by Harman. The first two sentences of this Section 2.1(a) are subject to the following PROVISO: Harman hereby acknowledges that this Section 2.1(a) shall not prevent Bowers from (i) using the Bowers Technology or the Licensed IP in any manner (including the manufacture and/or sale of products and the licensing or sub-licensing of the Bowers Technology or the Licensed IP) in respect of Bowers Consumer Products or otherwise outside the Field of Use; (ii) entering into direct trademark and co-marketing agreements with OEMs to enable them to market the Bowers Products; or (iii) communicating directly with such OEMs in connection with such agreements.
(b)Marketing.
i.As set forth in Section 2.1(a) above, and subject to the PROVISO contained therein, Harman will be responsible for all OEM marketing activities including, without limitation, all automotive dealer training, automotive dealer incentive programs, auto shows, and point-of-sale materials, subject to Section 2.1(d). Harman will also be responsible for all co-operative advertising programs with OEMs and OEM experiential programs. Harman’s marketing obligations under this Agreement will be exclusively focused on driving incremental sales of Bowers Products to OEMs.
ii.If Bowers agrees with any OEM to develop, design, manufacture, market and/or sell any Bowers Consumer Product which is co-branded with that OEM, then Bowers will be responsible for all consumer marketing activities and the development, design, manufacture and sales of such co-branded Bowers Consumer Products; provided, however, all such co-branded Bowers Consumer Products may not otherwise compete with any Bowers Products. Bowers will bear all costs associated with marketing, developing, designing, manufacturing and/or selling any co-branded sponsorships, websites, social media platforms or merchandise.
(c)Communications. Harman will be responsible for all communications to OEMs, the public, and other parties regarding the Bowers Technology, the Bowers Marks, and the Bowers Products in the OEM Market, subject to the PROVISO in Section 2.1(a) and subject to Section 2.1(d). Neither Bowers nor any of its representatives will issue any press release or public statement or communicate with any party other than Harman regarding its participation in the OEM Market or its business relationship with Harman without Harman’s prior written consent.
(d)Harman will send to Bowers for its prior written approval the text and layout of all proposed advertisements, marketing and promotional material, press releases and public announcements regarding the Bowers Technology, the Bowers Marks, and the Bowers Products. In the event that Bowers disapproves of such material, it shall give written notice of such disapproval to Harman within 10 days of receipt by Bowers of the material. In the absence of a written notice of disapproval within 10 days of receipt of such materials, the materials shall be deemed to have been approved by Bowers. Harman will not use any material in the advertising, marketing or promotion of Bowers Products which has not been approved by Bowers.
2.2     Costs and Revenues. Harman will bear all costs of its obligations under Section 2.1. Bowers will bear all costs of its obligations under Sections 2.1.6.1, and 7.1. Harman will pay Bowers a royalty for each Unit sold, as described in Article IV. Except as described in this Agreement, Harman will have no obligation to make any payments to Bowers or to share any revenues derived front the sale of Bowers Products.
2.3    Harman Brands. Bowers acknowledges that Harman will continue to market, develop, design, manufacture, and sell audio and infotainment products which do not. incorporate the Licensed IP or the Bowers Technology, and do not bear one or more of the Bowers Marks (referred to herein as “Harman Products”). Such Harman Products shall be sold as unbranded products or under Harman’s own brands and trademarks, which currently include[…***…]. Harman will use commercially reasonable, good-faith efforts to market and sell Bowers Products consistent with the Harman Brand Placement Guidelines attached hereto as Schedule B, but will have no obligation to give any preference to Bowers Products over Harman Products. Bowers acknowledges that branding decisions for audio and infotainment products in the OEM Market are determined by the OEMs.
Article III
LICENSE FROM BOWERS TO HARMAN
3.1     Grant of License. Bowers grants to Harman a license to make, use, design, develop, test, manufacture, have manufactured, market and sell, directly or indirectly, offer for sale, and import Bowers Products using the Licensed IP in the Field of Use World-wide (the “License”). Subject to the termination provisions of Article IX, the License is irrevocable. The License includes any Patents or copyrights issued for the Licensed IP after the date of this Agreement. The License includes the right to copy and modify the Licensed IP and develop Harman Improvements as described in Article V. The License is Non-Transferable except for the right to grant sublicenses provided for in Section 3.2.
3.2     Right to Sublicense. Harman may grant sublicenses to third parties (each a “Sublicensee”) under the License as necessary to permit Harman to exercise its rights under this Agreement in connection with production of Units, provided that Harman (i) this Section 3.2 is subject to Section 3.11; that Harman may not sublicense or subcontract its rights under Section 2.1 and that Harman (ii) requires that each

Sublicensee complies with the terms and conditions of the License and this Agreement, including the terms specified in Article VIII.
3.3     Rights Retained. Bowers retains the exclusive rights to its information and intellectual property World-wide, including the Licensed IP, Bowers technology, Bowers Marks and Trademark Rights, except in the Field of Use as granted pursuant to this Agreement.
3.4     Limitation on Use by Bowers; Patents.
(a)Limitations in Field of Use. During the term of this Agreement, Bowers will not: (i) use the Licensed IP in the Field of Use; (ii) disclose the Licensed IP or Improvements to third parties for their use in the Field of Use; (iii) grant or promise to grant any additional licenses or rights to the Licensed IP in the Field of Use.
(b)Limitations outside Field of Use. If Bowers grants any license or right to any party to the Licensed IP outside the Field of Use, then Bowers must require the other party to agree in writing not to use the Licensed IP in the Field of Use.
(c)Transfer of Licensed IP. If Bowers transfers ownership of the Licensed IP to any other party, Bowers must require the transferee to agree in writing to all of the terms of this Agreement.
(d)Patents. Bowers will undertake commercially reasonable efforts to prosecute applications for Patents in the Field of Use, and will maintain issued Patents in the Field of Use for the Term. Bowers will not be required under any circumstances to prosecute patent applications other than applications under the Patent Cooperation Treaty, the European Patent Convention and in other countries determined by the agreement of Bowers and Harman.
(e)Third-Party Beneficiary. Any agreement of a licensee or transferee required by Section 3.2 or Section 3.4(c) must include an explicit agreement that Harman is a third-party beneficiary of that agreement and is entitled to enforce that agreement under applicable law.
3.5     Limitation on Use by Harman. Harman may not use the Licensed IP outside the Field of Use and may not transfer or disclose the Licensed IP to any other party, except as specifically permitted by this Agreement. Bowers Products may not be sold to any OEM other than an Approved OEM. Harman will regularly consult with Bowers regarding system performance quality of all Bowers Products.
3.6     Product Marking. Harman agrees to use commercially reasonable best efforts to: (i) mark all Bowers Products with the appropriate patent numbers as directed by Bowers where Bowers Products are covered by one or more Patents under this Agreement; (ii) include a copyright legend in the same form and location as the legend appearing in the copyrighted work (including documentation) provided by Bowers in each copy of a work copyrighted by Bowers, or any portion of such work, made by Harman; and (iii) ensure all Bowers Products will bear one or more of the Bowers Marks.
3.7     Protection of Exclusive Rights. In those instances in which a Party retains, or receives a grant of, exclusive rights in a market under this Agreement, no other Party will knowingly interfere with the exercise of such exclusive rights.
3.8     Enforcement of Rights to Licensed IP. Harman will notify Bowers in writing of any infringement of the Licensed IP of which it becomes aware. Bowers may, in its sole discretion, elect to pursue an action to police, defend or enforce the Licensed IP against infringement by another. If Bowers elects to assume the responsibility for the prosecution of such an action, then Harman will provide reasonable assistance to Bowers as may be requested by Bowers, and Bowers will indemnify Harman against all liabilities, costs, expenses, damages and losses suffered or incurred by Harman arising out of any action taken by Bowers in respect of such action and shall reimburse Harman for any r reasonable out-of-pocket expenses incurred by Harman in connection with such assistance, except for the time of Harman s employees. All proceeds awarded to Bowers in connection with any such action will be retained exclusively by Bowers. If Bowers elects not to assume the responsibility for prosecuting such action, then Harman will have the right to pursue such action at its own expense and with counsel of its choice and Bowers agrees to join such action as a named party if legally required for Harman to bring or defend the action. In such event, Bowers will provide to Harman reasonable assistance as may be requested by Harman, and Harman will indemnify Bowers against all liabilities, costs, expenses, damages and losses suffered or incurred by Bowers arising out of any action taken by Harman in respect of such action and shall reimburse Bowers for any reasonable out-of-pocket expenses incurred by Bowers in connection with such assistance except for the time of Bowers’ employees. All proceeds awarded to Harman in connection with any such action will be retained exclusively by Harman.
3.9     Trademarks - Quality Control. The nature and quality of all services rendered and goods manufactured, marketed, distributed, or sold by Harman in connection with the Bowers Marks, and of all related advertising, promotional and other related uses of the Bowers Marks, shall be of the highest and uniform quality, free of defects in design, materials, and workmanship when shipped and must conform to standards set by Bowers. Harman will cooperate with Bowers in facilitating Bowers’ quality control rights under this Section, to permit reasonable inspection of Harman’s operations, and to supply Bowers with specimens of all uses of the Bowers Marks upon request. Harman may not use the Bowers Marks in any manner which would disparage or tarnish or dilute the distinctive quality of the Bowers Marks or the reputation and goodwill embodied in the Bowers Marks or which would reflect adversely on the Bowers Marks or Bowers, or any of Bowers’ products or services. Harman will comply with all applicable laws and regulations and obtain all appropriate government approvals pertaining to the sale, distribution, and advertising of the Bowers Products.
3.10     Licensed IP - Acknowledgment of Ownership. Harman recognizes and acknowledges the validity of Bowers’ rights in the Licensed IP and that Bowers is the owner of the Licensed IP. Harman agrees that it will do nothing inconsistent with such ownership, will not challenge the validity of or Bowers’ title to the Licensed IP, and will not oppose or petition to cancel any applications filed or registrations received with respect to the Licensed IP. All rights created by or arising from use of the Licensed IP by Harman, including all goodwill created by such use, will be the sole and exclusive property of Bowers, and Harman waives and renounces all claims to such rights. Except to register its use under this Agreement, Harman will not attempt to register or claim rights in the Licensed IP, alone or as part of its own marks, and agrees that nothing in this Agreement gives Harman any right, title, or interest in the Licensed IP other than the rights expressly granted under this Agreement.
3.11     Diamond Dome and other notified technologies. Where Bowers Products include Bowers’ Diamond Dome Technology, Harman will only use domes from suppliers licensed directly by Bowers. Also, where Bowers introduces any new technology, and notifies Harman in writing before the technology is incorporated into Bowers Products under this Agreement, Harman will only use materials based on that new technology from Bowers or (as applicable) suppliers licensed direct by Bowers.
3.12    Abandonment. If Bowers wishes to abandon any Patent application or Patent that is included in the Licensed IP (a “Licensed Patent”), it shall give Harman ninety (90) days prior written notice of the desired abandonment. Bowers shall not abandon any such Licensed Patent except upon the prior written consent of Harman. On Harman’s request, which may be provided at any time after the notice of desired abandonment, Bowers shall assign to Harman any such Licensed Patent Bowers wishes to abandon. Effective as of the effective date of the assignment, such Licensed Patent shall no longer be a Licensed Patent and Harman shall not have any further royalty or other payment obligation for such patent application and patent.

Article IV
ROYALTIES
4.1     Basis for Royalty. Royalties of […***…] of the Selling Price of a Unit will be payable for each Unit sold by Harman or by a third party under sublicense from Harman (“Royalties”). The minimum Royalty for each Unit is set forth on Schedule A (the “Minimum Royalty”). Accordingly, if […***…] of the Selling Price of a Unit is less than the Minimum Royalty, then the Royalty for that Unit will be the Minimum Royalty. If […***…] of the Selling Price of a Unit exceeds the Minimum Royalty, then the Royalty for that Unit will be […***…] of the Selling Price. The Selling Price of a Unit for a particular program and whether a Minimum Royalty is payable for that program will he determined when the first Unit for that program is sold and will only be re-determined if there is an increase or decrease in the Selling Price. Annual “price-downs” or price reductions will require a redetermination of the Selling Price and whether a Minimum Royalty is payable. If the Selling Price of a Unit is expressed in a currency other than United States Dollars, then the Selling Price will be converted into United States Dollars at the exchange rale reported in the Wall Street Journal on the business day preceding the date of determination. The Minimum Royalty will be payable in United States Dollars, regardless of the currency in which the Selling Price is expressed.
4.2     Manner of Payment. From the Effective Date, Harman will pay to Bowers in cash pursuant to Section 4.3 below the first […***…] in Royalties earned during each Year during the term of this Agreement. All Royalties earned in excess of […***…] during any Year will be credited against the Lump Sum Payment until the total aggregate amount so credited under this Agreement and the Original Agreement equals the amount of the Lump Sum Payment, and any excess Royalties over and above such amount will be paid in cash by Harman pursuant to Section 4.3 below.
4.3     Quarterly Royalty Payments. Royalty payments will be due and payable quarterly within 30 days after the end of each Quarter for Net Sales of Units during the Quarter. Simultaneously with the quarterly payment of Royalties, Harman will deliver to Bowers a sales report showing gross sales of Units for the Quarter and the calculation of Net Sales of Units for the Quarter. Upon written notice to Harman, Bowers will have the right, not more than once during each calendar year, during normal business hours, to audit such books and records as may be reasonably required to verify Net Sales. Any such audit will be conducted at Bowers’ expense and will not interfere with the normal business operations of Harman. Sates and the calculation of Net Sales will be reported in the currency in which Harman receives payment for Units sold. Royalties will be calculated and paid in currency in which Harman receives payment for Units sold.
4.4     No Double-Counting. Only one Royalty will be payable for each Unit. Accordingly, Harman will not be required to pay a Royalty for any Unit for which a Sublicensee of Harman has paid the Royalty.
Article V
IMPROVEMENTS
5.1     Harman Improvements. The Parties anticipate that Harman may independently develop Improvements. All Improvements independently developed by Harman (“Harman Improvements”) will be owned solely by Harman. Harman will notify Bowers of the existence and nature of each Harman Improvement. Harman may only use Harman Improvements within the Field of Use and in connection with Bowers Mark. Bowers will maintain all information regarding the Harman Improvements in strict confidence, unless otherwise provided in this Agreement, including by restricting disclosure of such information to those of its employees having a need to know such information. Harman grants a perpetual, royalty-free license to any Harman Improvements to Bowers. Such license may be transferred or sublicensed by Bowers to any third party to which any of the Licensed IP or Bowers Technology is transferred or sublicensed, in accordance with this Agreement. Bowers may only use Harman Improvements pursuant to Section 2.1 (b) or outside the Field of Use.
5.2     Bowers Improvements. The License includes any Improvements developed by Bowers after the date of this Agreement. All Improvements independently developed by Bowers (“Bowers Improvements”) will be owned solely by Bowers. Bowers will notify Harman of the existence and nature of each Bowers Improvement, Harman will maintain all information regarding the Bowers Improvements in strict confidence, unless otherwise provided in this Agreement, including by restricting disclosure of such information to those of its employees having a need to know such information.
Article VI
TRANSFER OF TECHNOLOGY AND INFORMATION
6.1     Initial Disclosure. Within 30 days after the date of this Agreement, Bowers will make an initial disclosure to Harman of all Bowers Technology and Licensed IP which has not been disclosed prior to the date of this Agreement, including any disclosure made pursuant to the Original Agreement. This initial disclosure will be supplemented by additional disclosures upon the reasonable request of Harman. Bowers will promptly disclose any material Improvements developed by Bowers (“Bowers Improvements”) after the date of this Agreement; Bowers will disclose any other Improvements upon reasonable request by Harman. The initial disclosure and additional disclosures, including disclosures of Bowers Improvements, will be in sufficient detail to provide Harman with a fundamental understanding of the working principles of the Bowers Technology and the Licensed IP, including the Bowers Improvements. Bowers will provide to Harman all (i) manufacturing rights and (ii) manufacturing and engineering documentation necessary or useful to use, make, have made, sell, offer for sale, or import the Bowers Products. The initial disclosure will include such software and documentation as necessary to enable the code to be incorporated into Bowers Products.
6.2     Disclosure of Improvements by Harman. Harman will promptly disclose to Bowers all Harman Improvements. These disclosures will be in sufficient detail to provide Bowers with a fundamental understanding of the working principles of such Harman Improvements and will be supplemented upon reasonable request by Bowers. Harman will provide to Bowers all documentation necessary or useful to incorporate the Harman Improvements into Bowers products, whether or not in the Field of Use.
6.3     Written Disclosure. At the option of the receiving Party, any disclosures under this Article VI may be written or oral. No disclosure required by this Agreement will require disclosure of information which would constitute a breach of an existing obligation of confidentiality.
Article VII
TECHNICAL ASSISTANCE
7.1     Technical Assistance Provided. The Parties acknowledge that, to implement the Bowers Technology and the Licensed IP, it may be necessary for Bowers to provide technical assistance in addition to the disclosures required under Article VI of this Agreement. Bowers will provide reasonable technical assistance to Harman as required to implement and transfer the Bowers Technology and the Licensed IP effectively, including but not limited to visits by Bowers personnel to Harman facilities and facilities of Harman customers.

Article VIII
DUTIES OF CONFIDENTIALITY
8.1     “Confidential Information” Defined. As used in this Agreement, the term “Confidential Information” means all information (however recorded or preserved, including written or descriptive matter, including drawings, specifications, descriptions, or other papers, tapes, or any other media) disclosed by a party or its employees, officers, representatives or advisers whether before or after the date of this Agreement:
(a)concerning the existence and terms of this Agreement;
(b)that the receiving Party knew, or should have known, based on the circumstances, should be treated as confidential, or that would be regarded as confidential by a reasonable business person, in each case relating to:
(i)     the business, affairs, customers, clients, suppliers, plans, intentions or market opportunities of the disclosing party (or of any member of the group of companies to which the disclosing party belongs); and
(ii)     the operations, processes, product information, intellectual proper rights, know-how, designs, trade secrets or software of the disclosing party (or of any member of the group of companies to which the disclosing party belongs); or
(c)identified as confidential at the time of disclosure or subsequently confirmed in writing to be confidential; or
(d)developed by the disclosing party in the course of carrying out this Agreement.
8.2     Confidentiality Generally. The Parties recognize that, in the course of performing under this Agreement, each Party may have access to Confidential Information belonging to another Party. The use of Confidential Information belonging to another Party is limited to those uses contemplated by this Agreement. The Parties desire that any Confidential Information remain confidential. Each Party agrees (i) to keep the other party’s Confidential Information confidential (ii) not to use such Confidential Information except for the purpose of exercising or performing its rights and obligations under this Agreement (iii) not to disclose such Confidential Information in whole or in part to any third party, except as expressly permitted by this Section 8 and (iv) to use the same means it uses to protect its own Confidential Information of equal import, but in any event not less than reasonable means, to prevent the disclosure and to protect the confidentiality of the other Parties’ Confidential Information.
8.3     Exceptions to Confidentiality. Nothing in this Article VIII will prevent any Party from disclosing Confidential Information that:
(a)is already known by the receiving Party other than pursuant to this Agreement or the Original Agreement, if:
(i)     the Confidential Information is not subject to a previous obligation of the receiving Party to keep such Confidential Information confidential; and
(ii)     the Confidential Information was not received in violation of a previous confidentiality obligation of the receiving Party or a third party of which the receiving Party knew or had reason to know;
(b)is publicly known or becomes publicly known without any breach of a confidentiality obligation of the receiving Party;
(c)is received from a third party who is not under an obligation of confidentiality of which the receiving Party knew or had reason to know;

(d)is independently developed by the receiving Party without use of the disclosing Party’s Confidential Information;
(e)is disclosed by the disclosing Party to a third party without restrictions similar to those in this Agreement;
(f)is approved in writing by the disclosing Party for disclosure; or
(g)is required by law to be disclosed, provided that the receiving Party provides the disclosing Party as much notice as is practicable under the circumstances of such requirement prior to disclosure.
8.4     Return of Confidential Information. All Confidential Information must be returned to the disclosing Party or destroyed when this Agreement terminates. However, if the License survives after this Agreement terminates, any Confidential Information necessary to exercise Harman’s rights under the License may be retained after this Agreement terminates, but must be returned or destroyed when the License terminates.
8.5     Injunctive Relief. Because unauthorized use or disclosure of Confidential Information may result in immediate and irreparable injury to a disclosing Party for which monetary damages may not be adequate, the disclosing Party will be entitled to equitable relief, including temporary and permanent injunctive relief and specific performance to cease or prevent the receiving Party or any officer, director, employee, agent, or subcontractor of that receiving Party from disclosing or using the Confidential Information in violation of this Agreement. The disclosing Party will also be entitled to recover any pecuniary gain the receiving Party realizes from the unauthorized use or disclosure of the disclosing Party’s Confidential Information. The rights in this Article VIII are in addition to any other rights a Party may have under this Agreement or under applicable law.
8.6     Duration. The obligations in this Article VIII will survive for each item of Confidential Information until the earlier of (1) the date when the item ceases to be Confidential Information of the disclosing Party, provided that the receiving Party is not in breach of this Article VIII, or (2) the third anniversary of the termination of this Agreement.
Article IX
TERM AND TERMINATION
9.1     Term. The term of this Agreement will commence on the Effective Date and, unless it is terminated under Section 9.2 or Section 9.3, will expire on the twentieth anniversary of the Effective Date.
9.2     Mutual Termination. Except as provided in Section 9.3, this Agreement may be terminated only with the written consent of both Parties.
9.3     Unilateral Termination.
(a)By Harman. Harman may terminate this Agreement, effective on the seventh anniversary of the Effective Date or the fourteenth anniversary of the Effective Date. To exercise its right to terminate under this Section 9.3(a), Harman must deliver a written notice of termination to Bowers not less than 365 calendar days before the effective date of termination.
(b)By Bowers.
(i)Bowers may terminate this Agreement, effective on the seventh anniversary of the Effective Date; provided, however if the annual Royalties earned by Bowers during any twelve (12) month period during the first six (6) Years after the Effective Date arc greater than […***…], Bowers may not unilaterally terminate this Agreement pursuant to this Section 9.3(b)(i). To exercise its right to terminate under this Section 9.3(b)(i), Bowers must deliver a written notice of termination to Harman not less than 365 calendar days before the effective date of termination.
(ii)Bowers may terminate this Agreement, effective on the fourteenth anniversary of the Effective Date; provided, however, if the annual Royalties earned by Bowers during any twelve (12) month period during the first six (6) Years after the seventh anniversary of the Effective Date are greater than […***…], Bowers may not unilaterally terminate this Agreement pursuant to this Section 9.3(b)(ii). To exercise its right to terminate under this Section 9.3(b)(ii), Bowers must deliver a written notice of termination to Harman not less than 365 calendar days before the effective date of termination.
9.4     Effect of Termination. If this Agreement is terminated or expires, Harman’s appointment as Bowers’ exclusive representative for the OEM Market will immediately terminate, but the License will continue for a period sufficient to permit Harman to meet its obligations to OEMs under programs in production at the time of termination. Harman’s obligations to pay Royalties will continue for as long as the License is in effect.
Article X
REPRESENTATIONS, WARRANTIES AND INDEMNITY
10.1     General Representations and Warranties by Bowers. Bowers represents and warrants to Harman as follows.
(a)Bowers has all requisite corporate power and authority to enter into this Agreement, and to consummate the transactions contemplated by this Agreement. This Agreement, the execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated by this Agreement have been validly authorized by all necessary corporate action.
(b)This Agreement has been validly executed and delivered by Bowers and constitutes a binding agreement of Bowers.
(c)Neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated by this Agreement requires Bowers to (A) make any filing with, (B) give any notice to, or (C) obtain any authorization, consent, approval, or older from any government or any unit or agency of any government, including any commission, court, or other authority.
(d)Neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated by this Agreement will:
(i)     conflict with or result in any violation of any provision of Bowers’ organizational or governing documents;
(ii)     conflict with or result in any violation of any applicable laws or other legal requirements; or
(iii)     result in any breach or violation of any loan, credit agreement, guarantee of indebtedness, note, bond, mortgage, indenture, lease, agreement, contract, purchase order, sales order, instrument, permit, concession, franchise, right or license binding upon Bowers or any of its assets (collectively, “Bowers Contracts”); or
(iv)     require the consent of any other party under any Bowers Contract.

10.2     Intellectual Properly. Bowers owns or holds licenses to the rights for the use of the Licensed IP in the Field of Use granted in this Agreement, including the right to grant licenses or sublicenses. Bowers has the right to grant the License to Harman, including the right to grant sublicenses under any Licensed IP held by Bowers under license from a third party. Bowers is not aware of any claims that the Licensed IP is owned by or infringes the rights of third parties and does not believe any such claims exist. Bowers is not aware of any infringement or threats of infringement by third parties of its intellectual property in the Field of Use. No other licenses o rights granted by Bowers exist regarding Licensed IP in the Field of Use. Bowers is not aware of any unauthorized use of the Licensed IP in the Field of Use.
10.3     Contacts with OEMs. Bowers has fully disclosed to Harman any license or other agreement it has entered into with any OEM, including any purchase order or similar document issued by any OEM. Bowers has fully disclosed to Harman any material communications between Bowers and any OEM since January 1, 2007. Bowers has fairly described to Harman any material communications between Bowers and any OEM between January 1, 2005 and December 31, 2006.
10.4     General Representations and Warranties by Harman. Harman represents and warrants to Bowers as follows.
(a)Harman has all requisite corporate power and authority to enter into this Agreement, and to consummate the transactions contemplated by this Agreement. This Agreement, the execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated by this Agreement have been validly authorized by all necessary corporate action.
(b)This Agreement has been validly executed and delivered by Harman and constitutes a binding agreement of Harman.
(c)Neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated by this Agreement requires Harman to (A) make any filing with, (B) give any notice to, or (C) obtain any authorization, consent, approval, or order from any government or any unit or agency of any government, including any commission, court, or other authority.
(d)Neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated by this Agreement will:
(i)     conflict with or result in any violation of any provision of Harman’s organizational or governing documents;
(ii)     conflict with or result in any violation of any applicable laws or other legal requirements; or
(iii)     result in any breach or violation of any loan, credit agreement, guarantee of indebtedness, note, bond, mortgage, indenture, lease, agreement, contract, purchase order, sales order, instrument, permit, concession, franchise, right or license binding upon Harman or any of its assets (collectively, “Harman Contracts”); or
(iv)     require the consent of any other party under any Harman Contract.
10.5     Survival. The representations and warranties contained in this Article X will survive the execution and delivery of this Agreement indefinitely.
10.6     Indemnification.
(a)Bowers will indemnify, defend, and hold Harman harmless against any claim, damage, loss, cost, or expense arising out of or related to any breach of the representations and warranties contained in Section 10.1 and 10.2.

(b)Harman will indemnify, defend, and hold Bowers harmless against any claim, damage, loss, cost, or expense arising out of or related to any breach of the representations and warranties contained in Section 10.4.
(c)Harman will indemnify, defend, and hold Bowers harmless against any claim, damage, loss, cost, expense or liability resulting from (i) any third-party product liability claim asserted against Bowers arising out of the sale of Bowers Products or (ii) any claim asserted against Bowers by an unrelated third party arising out of or related to workmanship, manufacturing or the fitness of Bowers Products.
(d)If the Licensed IP is held, or is reasonably likely to be held, to be infringing upon the intellectual property rights of a third party, then Bowers will have the following options.
(i)     Bowers may procure for Harman the right to continue using the Licensed IP as licensed under this Agreement.
(ii)     Bowers may replace or modify the Licensed IP with equivalent non-infringing technology.
Article XI
TRANSFERABILITY
11.1     Transferability. Subject to Section II.2, this Agreement and the separate rights granted in this Agreement may not be Transferred without the prior written consent of all Parties except as otherwise provided in this Agreement. As used in this Agreement, the term “Transfer” (as a verb) means to assign, license, or transfer in any manner, directly or indirectly, or to engage in any transaction or series of transactions that has the effect of a transfer or assignment. Corresponding versions of the term “Transfer” have corresponding meanings. Without limiting the generality of the definition of the term “Transfer,” any of the following types of transactions will constitute a “Transfer” under this Agreement:
(a)any direct or indirect assignment; sale, or transfer;
(b)any contribution to the capital of another person;
(c)any transaction which constitutes a change in control, whether by sale of stock, merger, share exchange, recapitalization, or other similar transaction (a “Change in Control”) of a Party; and
(d)any Change in Control of a subsidiary or affiliate of a Party if that subsidiary or affiliate has any rights or obligations under this Agreement.
11.2     Permitted Transfers. A Transfer of this Agreement and the separate rights granted in this Agreement by a Party (the “Transferring Party”) shall not require the prior written consent of the other Party in the following circumstances:
(a)a sale by the Transferring Party of substantially all of its business and assets;
(b)any contribution to the capital of another person;
(c)any transaction which constitutes a change in control, whether by sale of stock, merger, share exchange, recapitalization, or other similar transaction (a “Change in Control”) of a Party; and
(d)any Change in Control of a subsidiary or affiliate of a Party if that subsidiary or affiliate has any rights or obligations under this Agreement.
11.3     Sublicensing by Harman. Nothing in this Article XI will limit Harman’s rights to grant sublicenses as described in Section 3.2 PROVIDED THAT, for the avoidance of doubt, Section 3.11 shall apply at all times.

11.4     Confirmation of Agreement. If either Party proposes to Transfer this Agreement, it must obtain the written agreement of the proposed Transferee to be bound by all of the terms and conditions of this Agreement, including Article XIV.
Article XII
NOTICES
12.1     Form of Notice; Address for Notice. All notices required to be given under this Agreement will be given in writing and will be sent by recognized overnight express mail service, by facsimile transmission (with a confirming copy sent by regular mail or overnight delivery), or by email (with a confirming copy sent by overnight delivery) to the Parties at the addresses below.
If to Bowers to:
Joseph V. Atkins
B&W Group Ltd.
54 Concord St. North Reading, MA 01864
Tel: […***…]
Fax: […***…]
email: […***…]

With a copy to:

Peter Coats
Radeliffes LeBrasseur Solicitors
55 Great College Street
Westminster
London SW1P 3SJ
Tel: […***…]
Fax: […***…]
email: […***…]

If to Harman:
Phil Eyler
Senior Vice President & General Manager
Harman Becker Automotive Systems, Inc.
28845 Cabot Drive
Novi, Michigan USA 48377
phone: […***…]
fax: […***…]
email: […***…]

With a copy to:
Harman International Industries, Incorporated
Attn: General Counsel
400 Atlantic Street, 15th Floor
Stamford, Connecticut USA 06901
Any Party may change its address for notice by delivery of a notice to the other Party which complies with this Section 12.1.
12.2     Date of Notice. The effective date of any notice sent pursuant to Section 12.1 will be: (i) the date given if delivered by hand, by facsimile transmission, or by email (with a confirming copy by first class mail) before 5:00 p.m., local time at the recipient’s address; (ii) the day after delivery, if delivered by hand, by facsimile transmission, or by email (with a confirming copy by first class mail) after 5:00 p.m., local time at the recipient’s address; (iii) the day after delivery by the sender to an internationally recognized overnight delivery service.
Article XIII
FILING AND PROSECUTION OF APPLICATIONS
13.1     Copyright and Trademark Applications. Upon written request from Harman, and at Harman’s expense, Bowers will use its best efforts to secure and maintain registrations for any trademarks or copyrights licensed under this Agreement under the federal laws of the United States, the laws of any state or under the laws of any foreign jurisdiction. Bowers will consult with Harman in connection with any such registration. Harman will provide Bowers with such reasonable assistance as Bowers may require in connection with any such registration.
13.2    Patent Applications Harman will have the right to file, prosecute and maintain any patents covering the Licensed IP and Improvements and further applications, at Harman’s expense, in Bowers’ name and in any jurisdiction in which Bowers has not already obtained such protection. Upon written request from Harman, Bowers will provide Harman with such reasonable assistance as Harman may require in connection with any such filing, including but not limited to expert technical consultation, without charge to Harman. Within thirty days after receipt of such written request, Bowers will disclose to Harman all information in its possession pertaining to the invention for which a patent application is to be filed which may be necessary or useful for the preparation and filing of patent applications for the protection of such invention.
Article XIV
GENERAL
14.1    Business Review Meetings. Designated representatives of each of the Parties will meet not less than two (2) times per Year on a mutually acceptable date and time and at a mutually acceptable location in order to conduct a business review of the Parties obligations under this Agreement. The agenda for each meeting will be prepared by Bowers and distributed to Harman for comment not less than 10 days before of any scheduled meeting.
14.2    Governing Law; Jurisdiction; Venue. This Agreement will be governed by, and interpreted and construed in accordance with, the internal laws of the state of New York in all respects, without regard to its conflict of laws provisions. Any action regarding any dispute arising out of this Agreement must be commenced in the New York State courts sitting in New York County or in the United States District Court for the Southern District of New York. Each of the Parties submits to the jurisdiction of, and consents to venue in, such courts.
14.2    Severability. The invalidity of any provision of this Agreement will not affect the validity of any other provision of this Agreement.
14.3    Complete Agreement. This Agreement constitutes the entire agreement of the Parties regarding this subject matter and supersedes any and all prior or contemporaneous oral or written agreements, understandings, negotiations or discussions among the Parties regarding this subject matter.
14.5    Amendment and Waiver. Any amendments or other modifications to this Agreement must be made in writing and must be duly executed by an authorized representative or agent of each Party. No waiver of any provision of this Agreement will be enforceable unless in writing and signed by the Party against whom it is sought to be enforced.
14.6    Counterparts. This Agreement may be executed in multiple counterparts, each of which will be deemed to be an original, and all such counterparts will constitute but one instrument.

14.7    Remedies. In any litigation or other action to enforce any provision of this Agreement, in addition to any other rights it may have under this Agreement, each Party will be entitled to seek temporary and permanent equitable remedies in court as appropriate to enjoin any patent, copyright, trade secret and know-how infringement or enjoin any unauthorized use or dissemination of the other Party’s patents, copyrights, trade secrets, know-how or Confidential Information.
SIGNATURES ON NEXT PAGE
The Parties have each caused their authorized representatives to sign this Agreement as of the Effective Date.

Harman Harman International Industries, Incorporated	Bowers
By: /s/ Michael Mauser (Signature) Michael Mauser (Printed name) Its: Executive Vice President, President Lifestyle Division (Title)	By: /s/ Joe Atkins (Signature) Joe Atkins (Printed name) Its: Chairman (Title)
SIGNATURE PAGE
TECHNOOGY LICENSE AGREEMENT
BETWEEN HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED
AND B&W GROUP LTD.